UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2012

CLEAN HARBORS, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	001-34223	04-2997780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

42 Longwater Drive, Norwell, Massachusetts	02061-9149
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (781) 792-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Underwriting Agreement

On November 27, 2012, Clean Harbors, Inc. (the “Company”) entered into an Underwriting Agreement with Goldman, Sachs & Co., as representative of the several underwriters named in Schedule I thereto (collectively, the “Underwriters”), pursuant to which the Company agreed to sell, and the Underwriters agreed to purchase, subject to and upon terms and conditions set forth therein, 6,000,000 shares (the “Firm Securities”) of the Company’s common stock, par value $.01 (“Stock”). The initial offering price to the public is $56.00 per share. The issuance and sale of the Firm Shares is expected to close on December 3, 2012.

Pursuant to the Underwriting Agreement, the Underwriters also have a 30-day option to purchase up to an additional 900,000 shares (the “Optional Securities”) of Stock. The Underwriting Agreement defines the 6,000,000 Firm Shares and the up to 900,000 Optional Shares collectively as the “Securities.”

The Underwriting Agreement includes customary representations, warranties and covenants by the Company. It also provides for customary indemnification by each of the Company and the Underwriters against certain liabilities arising out of or in connection with the sale of the Securities and customary contribution provisions in respect of those liabilities. The description of the Underwriting Agreement contained in this report does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreement, a copy of which is filed as Exhibit 1.1(a) to this report.

Certain of the Underwriters and their related entities have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company, for which they have received or will receive customary fees and expense reimbursements.

The Securities are registered under the Federal Securities Act of 1933, as amended, under the Registration Statement on Form S-3ASR (Registration No. 333-185141) (the “Registration Statement”), which relates to the public offering from time to time of various securities of the Company. The Registration Statement includes a base prospectus dated November 26, 2012. In connection with the public offering of the Securities, the Company filed with the Securities and Exchange Commission (the “SEC”) under the Registration Statement a preliminary prospectus supplement dated November 26, 2012 and a definitive prospectus supplement dated November 27, 2012. Such definitive prospectus supplement (including the base prospectus) is referred to as the “Prospectus.” In accordance with the terms of the Registration Statement and the Prospectus, this Report on Form 8-K, together with the exhibits filed herewith, is being incorporated by reference into the Registration Statement and the Prospectus.

Note Purchase Agreement

On November 28, 2012, the Company entered into a Purchase Agreement (the “Purchase Agreement”) between the Company, the Company’s domestic subsidiaries as guarantors, and Goldman Sachs & Co. on behalf of itself and as representative of the several Initial Purchases specified therein (the “Purchasers”).  Pursuant to the Purchase Agreement, the Purchasers have agreed to purchase, and the Company has agreed to issue and sell, $600 million aggregate principal amount of 5.125% senior notes due 2021 (the “Notes”), which the Purchasers have agreed to purchase for purposes of resale to investors in an offering exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). Under the Purchase Agreement, the Notes are priced for purposes of such resale at 100.0% of the aggregate principal amount.  The purchase and sale of the Notes is expected to close on or about December 7, 2012, subject to customary closing conditions.

The Purchase Agreement contains warranties, covenants and closing conditions that are customary for transactions of this type. In addition, the Company and the guarantors have agreed to indemnify the Purchasers against certain liabilities arising from the transactions under the Purchase Agreement, including liabilities under the federal securities laws. The Purchase Agreement also contains customary contribution provisions. The description of the Purchase Agreement contained in this report does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreement, a copy of which is filed as Exhibit 1.1(b) to this report.

Certain of the Purchasers and their affiliates have from time to time provided various investment and commercial banking and financial advisory services to the Company and its affiliates for which they have received customary fees and commissions, and certain of the Purchasers and their affiliates may provide such services to the Company and its affiliates from time to time in the future, for which they would expect to receive customary fees and commissions.

Item 9.01.               Financial Statements and Exhibits.

(d)                       Exhibits The following exhibits are being filed herewith:

1.1(a)	Underwriting Agreement, dated November 27, 2012, between Clean Harbors, Inc. and Goldman Sachs & Co., as representative of the several Underwriters named in Schedule I thereto.

1.1(b)

Purchase Agreement, dated November 28, 2012, between Clean Harbors, Inc., certain of its subsidiaries, and Goldman Sachs & Co. on behalf of itself and as representative of the several Initial Purchases specified therein.

5.1	Opinion of Davis, Malm & D’Agostine, P.C.

23	Consent of Davis, Malm & D’Agostine, P.C. (contained in Exhibit 5.1 hereto).

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clean Harbors, Inc.
(Registrant)

November 30, 2012	/s/ James M. Rutledge
Vice Chairman, President and
Chief Operating Officer